Exhibit 10.5

Form of Amendment No. 1 to the Profit Unit Award Agreement

WHEREAS, Kraton Management LLC (the “Company”), a Delaware limited liability company AND      (the “Participant”) are parties to a profit unit award agreement dated      (the “Award Agreement”),

WHEREAS, the parties desire to amend the Award Agreement in the manner set forth below;

RESOLVED, that Section 3 of the Award Agreement be, and hereby is, amended and restated to provide as follows:

3. Vesting. Notwithstanding Section 4.8 of the Management LLC Agreement, 50% of the Profits Unit shall vest when the fair value of the assets of TJ Chemical equal or exceed two times (2X) the Threshold Amount and the remaining 50% of the Profits Units shall vest when the fair value of the assets of TJ Chemical equal or exceed three times (3X) the Threshold Amount, in each case, as determined by the Board of Directors of TJ Chemical, provided that the Participant is employed by the Kraton Group on such vesting date, and provided further that if, at the time the Company makes a determination as to whether the Participant is entitled to any appreciation with respect to the Profits Units, the value of the assets of the Company is more than two times (2X) but less than (3X) the value of the assets on the grant date, a pro-rata portion of the second 50% will vest based on the appreciation above the amount equal to two times (2X) the value of the assets on the grant date, and provided, further, that 100% of the Profits Units shall vest upon the effective date of a disposition by the Initial Investors of 51% or more of their aggregate interests in Kraton to one or more unrelated third Persons if the Participant is employed by the Kraton Group through such date. Notwithstanding anything to the contrary in any other agreement, including the Management LLC Agreement, in the event the Participant’s employment with the Kraton Group is terminated prior to a portion or all Profits Units becoming vested as provided above, all unvested Profits Units shall immediately and without any further action be forfeited on the date of termination.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of      , 2006.

KRATON MANAGEMENT LLC	[NAME]

By:

Title: